FORM OF SENIOR SECURED NOTE

SENIOR SECURED PROMISSORY NOTE

$250,000.00	April [4], 2011
Roslyn, New York

FOR VALUE RECEIVED Swanky Apps, LLC, a New York limited liability company (“Payor”), promises to pay to the order of Noble Medical Technologies, Inc., or its assigns (“Holder”), the principal sum of TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000.00) with interest on the outstanding principal amount of this note (this “Note”) at the simple rate of ten percent (10%) per annum, payable on Maturity (as defined below).  Interest shall be computed on the basis of a 365-day year for the actual number of days elapsed.  Interest shall commence on the date hereof and shall continue on the outstanding principal until paid in full.  Payor shall have the right to prepay any and all amounts owed under this Note in full or in part at any time.

1.	This Note is issued pursuant to the terms of that certain Senior Note Loan Agreement dated of even date herewith, by and between Payor and Holder (the “Agreement”).

2.	The applicable interest rate shall increase by 200 basis points upon and during the continuance of any Event of Default.

3.	The entire unpaid balance of principal and all unpaid accrued interest shall become fully due and payable on the one year anniversary of the date of this Note (the “Maturity”).

4.	This Note may be repaid at the option of the Payor, in whole or in part, at par plus accrued interest at any time prior to Maturity.

5.
Payor shall have the right to accrue any and all interest payments on this Note through Maturity.  All payments of interest and principal shall be made in lawful money of the United States of America to Holder, at the address specified in the Agreement, or at such other address as may be specified from time to time by Holder in a written notice delivered to Payor.  All payments shall be applied first to accrued interest, and thereafter to principal.

6.
The terms of this Note shall be construed in accordance with the laws of the State of New York, as applied to contracts entered into by New York residents within the State of New York, which contracts are to be performed entirely within the State of New York.

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7.	Any term of this Note may be amended or waived with the written consent of Payor and the Holder.

8.
If any provision of this Note, or the application of such provision to any person or circumstance, is held invalid or unenforceable, the remainder of this Note, or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

9.
This Note shall not be transferable or assignable in any manner, and no interest shall be pledged or otherwise encumbered by Holder without the express written consent of the Payor, and any such attempted disposition of this Note or any portion hereof shall be of no force or effect.

10.	Holder acknowledges and agrees that Holder has been provided the opportunity and encouraged to consult with counsel of Holder’s own choosing with respect to this Note.

11.	The Payor’s promises to pay all costs and expenses of collection including, but not limited to, court costs and the reasonable attorneys’ fees of the Holder hereof.

12.	The Payor’s obligations under this Note are secured pursuant to the terms of a Security Agreement dated of even date herewith.

IN WITNESS WHEREOF, this Senior Secured Note has been executed as of the date and year first above written.

Swanky Apps, LLC By: /s/ Daren Hornig Name: Daren Hornig Title: Manager/CEO

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